Exhibit 99.4

LIVE CURRENT MEDIA, INC. AND GURU EXPERIENCE, CO
UNAUDITED PROFORMA COMBINED CONDENSED BALANCE SHEETS
As of September 30, 2022

			Proforma
	Live Current	Guru	Adjustments		Proforma
ASSETS

Current Assets
Cash	$41,436	$193,522	$(50,000)	1)	$184,958
Receivables	80,339	76,962	-		157,301
Prepaid expenses and other current assets	-	11,735	-		11,735
Total Current Assets	121,775	282,219	(50,000)		353,994
Intangible assets and goodwill	8,406,199	-	824,196	5)	9,230,395
Fixed assets, net	79,595	23,998	-		103,593
Other assets	45,172	5,250	-		50,422
Total Assets	$8,652,741	$311,467	$774,196		$9,738,404

LIABILITIES AND STOCKHOLDERS EQUITY (DEFICIT)
Current Liabilities
Accounts payable and other current liabilities	$708,868	$530,140	$(88,677)	4)	$1,150,331
Debt	1,859,975	675,000	(675,000)	4)	1,859,975
Total Current Liabilities	2,568,843	1,205,140	(763,677)		3,010,306

Total Liabilities	2,568,843	1,205,140	(763,677)		3,010,306

Commitments and contingencies

Stockholders' Equity (Deficit):
Preferred stock	-	4,140	(4,140)	3)	-
Common stock	160,559	2,778	(2,778)	3)	163,559
			3,000	4)	-
Additional paid in capital	18,475,971	4,615,319	(4,615,319)	3)	19,167,171
			691,200	4)	-
Accumulated deficit	(12,552,632)	(5,515,910)	5,515,910	3)	(12,602,632)
			(50,000)	1)	-

Total Stockholders' Equity (Deficit)	6,083,898	(893,673)	1,537,873		6,728,098

Total Liabilities and Stockholders' Equity (Deficit)	$8,652,741	$311,467	$774,196		$9,738,404

The accompanying notes are an integral part of these unaudited proforma combined condensed financial information.

LIVE CURRENT MEDIA, INC. AND GURU EXPERIENCE, CO

UNAUDITED PROFORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

Nine months ended September 30, 2022

	Live Current	Guru	Adjustments		Proforma

Revenues	$230,372	$700,814	$-		$931,186

Total Operating Expenses	(4,108,775)	(726,406)	-		(4,835,181)

Loss from Operations	(3,878,403)	(25,592)	-		(3,903,995)

Other income (expense)				2)
Interest expense, net	(371,960)	(20,250)	20,250		(371,960)
Other miscellaneous income (expense), net	(10,256)	17,447	-		7,191
Total other income (expense)	(382,216)	(2,803)	20,250		(364,769)

Net Income (Loss)	$(4,260,619)	$(28,395)	$20,250		$(4,268,764)

Net Loss per Common Share:
Basic & Diluted	$(0.04)	$(0.01)			$(0.04)

Weighted Average Common Shares Outstanding:
Basic & Diluted	112,435,806	2,778,392			115,435,806	6)

The accompanying notes are an integral part of these unaudited proforma combined condensed financial information.

LIVE CURRENT MEDIA, INC. AND GURU EXPERIENCE, CO
UNAUDITED PROFORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
Year ended December 31, 2021

	Live Current*	Guru	Adjustments		Proforma

Revenues	$427,868	$758,223	$-		$1,186,091

Total Operating Income (Expenses)	(296,850)	(719,108)	(50,000)	1)	(1,065,958)

Loss (Income) from Operations	131,018	39,115	(50,000)		120,133

Other income (expense)				2)
Interest expense, net	(6,163)	(27,068)	26,130		(7,101)
Other miscellaneous income (expense), net	256,921	132,446	-		389,367
Total other income (expense)	250,758	105,378	26,130		382,266

Net Income (Loss)	$381,776	$144,493	$(23,870)		$502,399

Net Loss per Common Share:
Basic & Diluted	$0.00	$0.05			$0.00

Weighted Average Common Shares
Basic & Diluted	163,348,483	2,778,392			166,348,483	6)

* The amounts for Live Current for the year ended December 31, 2021 include the combined amounts of Live Current and Evasyst for the year ended December 31, 2021. Live Current and Evasyst merged on April 22, 2022 . See the Company's Form 8-K/A filed on July 8, 2022.

The accompanying notes are an integral part of these unaudited proforma combined condensed financial information.

LIVE CURRENT MEDIA, INC. AND GURU EXPERIENCE, CO.

NOTES TO UNAUDITED PROFORMA COMBINED CONDENSED FINANCIAL INFORMATION

1. Unaudited Pro Forma Financial Information

Effective November 23, 2022, Live Current Media Inc. ("LIVC") (the "Company") entered into an Agreement and Plan of Reorganization with Guru Experience, Co. ("Guru"), Guru Acquisition Inc., the Company's wholly owned subsidiary formed for the purpose of completing the acquisition of Guru ("LIVC Sub") and certain stockholders of Guru, whereby the Company agreed to acquire all of the outstanding shares of Guru.  Closing of the acquisition of Guru was completed on November 23, 2022.  Concurrent with the entry into the Guru agreement and completion of the Guru acquisition, the Company entered into a Note Cancellation Agreement with the holders of convertible promissory notes of Guru in the aggregate principal amount of $675,000.  The Company agreed to issue to the Guru note holders an aggregate of 3,000,000 shares of the Company's common stock as satisfaction in full of the amounts owing under the Guru notes.

2. Pro Forma Adjustments

The following pro forma adjustments are incorporated into the pro forma condensed combined balance sheet as of September 30, 2022, the pro forma condensed combined statements of operations for the nine months ended September 30, 2022, and for the year ended December 31, 2021.

1) To recognize transaction-related costs of $50,000.

2) To eliminate interest expense recognized by Guru on the notes payable that were cancelled as part of the merger agreement.

3) To eliminate GURU's historical equity.

4) To reflect the issuance of 3,000,000 shares of LIVC common stock in exchange for GURU's convertible note payable ($675,000) and related interest payable ($88,677) pursuant to the Note Cancellation Agreement.

5) To recognize the identifiable intangible assets and goodwill at fair value as a result of the acquisition of GURU.

6) Net loss per share calculated using the historical weighted average shares outstanding as of September 30, 2022 and December 31, 2021.  As the Merger is being reflected as if it had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the 3,000,000 shares issuable relating to the Merger have been outstanding for the entire period presented.